Exhibit 23.7

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated February 27, 2017, with respect to the consolidated financial statements of Explorer Pipeline Company included in the Current Report on Form 8-K of MPLX LP dated September 1, 2017. We consent to the incorporation by reference of said report in the Registration Statements of MPLX LP on Forms S-3 (File No. 333-200621, File No. 333-203067, File No. 333-211397, File No. 333-219795 and File No. 333-220267) and on Form S-8 (File No. 333-184707).

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma
September 1, 2017